EXHIBIT 99.1

News Release

Investor Contact: Phone: Email:	Don Washington Director, Investor Relations and Corporate Communications 704-731-1527 don.washington@enproindustries.com	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704 731 1500 Fax: 704-731-1511 www.enproindustries.com
EnPro Industries Reports Strong Growth in
Sales and Segment Profits for the Second Quarter of 2007
•	Sales, segment profits and segment profit margins reach record levels for second consecutive quarter

•	All three EnPro segments report double digit profit margins as overall segment margins reach 17.3%

•	Earnings of $0.61 a share improve from $0.19 a share in 2006 and benefit from a 37% drop in asbestos-related expense

•	Earnings of $1.01 before asbestos-related expenses and other selected items improve by 28% over 2006
CHARLOTTE, N.C., August 3, 2007 —EnPro Industries (NYSE: NPO) today reported its segment profits grew by 22% in the second quarter of 2007 as sales increased by 12% and segment profit margins reached 17.3%. Sales, segment profits and segment profit margins all reached new highs, exceeding the record levels achieved in the first quarter of 2007.
“We are pleased to report another truly outstanding quarter,” said Ernie Schaub, president and chief executive officer. “Our operations performed well, our markets remained favorable and we continued to effectively execute our management strategies, all of which contributed to our results in the quarter and to the pattern of consistent improvement we have established in our five years as an independent company.”
Net income in the second quarter of 2007 was $13.8 million, or $0.61 a share, compared to net income of $4.2 million, or $0.19 a share, in the second quarter of 2006. Net income in both periods was reduced by asbestos-related expenses, which amounted to $13.1 million, before tax, in the second quarter of 2007 and $20.7 million, before tax, in the second quarter of 2006. Before asbestos-related expenses and other selected items, income in the second quarter of 2007 improved to $22.8 million, or $1.01 a share, compared to the second quarter of 2006, when income was $17.2 million, or $0.79 a share.
A table showing the effect of asbestos-related expenses and other selected items on net income and earnings per share is included in this release. Per share amounts are expressed on a diluted basis throughout this release.
Sales in the second quarter of 2007 increased to $254.4 million, compared to $226.7 million in the second quarter of 2006, as each of the company’s segments reported sales growth. The Sealing Products and Engineered Products segments benefited from higher levels of activity in their industrial markets, acquisitions and foreign exchange, while the Engine Products and Services segment benefited from increased engine shipments. Acquisitions and foreign exchange contributed about 5 percentage points of the 12% growth in sales over the second quarter of 2006.

Segment profits grew to $43.9 million, a 22% improvement over the second quarter of 2006, when they were $36.0 million, and segment margins reached 17.3% compared to 15.9% a year ago. Improved pricing, increased volumes, lower pension expense, acquisitions and foreign exchange each benefited segment profits in the second quarter. Pension expense declined due to improved returns on pension assets and lower service-related costs as a result of recent amendments to EnPro’s domestic defined benefit plans.
For the first six months of 2007, EnPro’s net income was $26.1 million, or $1.17 a share, compared to $19.0 million, or $0.88 a share in the first six months of 2006. Asbestos-related expenses reduced net income by $26.0 million, before tax, in the first half of 2007 compared to $25.6 million, before tax, in the first half of last year. Before asbestos-related expenses and other selected items, income in the first half of 2007 was $43.8 million, or $1.97 a share, a 20% improvement in earnings per share over the first half of 2006, when income before asbestos-related expenses and other selected items was $35.3 million, or $1.64 a share.
Sales in the first half of 2007 were $501.7 million compared to $455.0 million in the first half of 2006. The 10% increase was the result of higher levels of activity at all of the company’s segments as well as the benefit of acquisitions and foreign exchange, which were responsible for about 5 percentage points of the sales increase.
Segment profits grew to $86.1 million in the first half of 2007, a 16% improvement over the first half of 2006, when segment profits were $74.3 million. Segment margins improved to 17.2% in the first half of the year from 16.3% a year ago. Profits in the first half of 2007 benefited from volume increases, pricing, acquisitions and lower pension expense.
Sealing Products

In the second quarter of 2007, sales in the Sealing Products segment increased 9% over the second quarter of 2006. Strong European markets, continued robust demand from oil and gas markets and strength in the mining sector contributed to a sales increase at Garlock Sealing Technologies. Plastomer Technologies reported slower semiconductor markets than a year ago, but sales increased as a result of the acquisition of

($ Millions)
Quarter Ended	6/30/07	6/30/06

Sales	$118.3	$108.3
Profit	$22.1	$18.5
Margin	18.7%	17.1%

Amicon Plastics in July 2006. Sales at Stemco declined as original equipment and aftermarket demand from North American heavy-duty truck markets was below the high level of a year ago. Favorable foreign exchange rates and the Amicon acquisition accounted for about 5 percentage points of the segment’s improvement in sales.
The segment’s profits improved by 19% over the second quarter of 2006, and segment margins reached 18.7%, compared to 17.1% a year ago. Garlock’s profits benefited from higher volumes in its oil and gas markets and its industrial markets in North America and Europe, better pricing and improved efficiencies. The Amicon acquisition benefited results at Plastomer Technologies. The segment generated improved profits despite lower earnings at Stemco and higher restructuring costs. Stemco’s profits declined as market conditions led to lower volumes. Restructuring costs increased to $1.3 million from $0.4 million a year ago and reflected spending on the modernization of Garlock’s Palmyra facility and other operational improvements.
Engineered Products

Sales in the Engineered Products segment increased 8% in the second quarter of 2007 over the second quarter of 2006. Increased demand from European markets led to solid growth in sales at GGB Bearing Technology despite a modest decline in sales to North American industrial and automotive markets. At France Compressor Products (FCP),

($ Millions)
Quarter Ended	6/30/07	6/30/06

Sales	$108.3	$100.4
Profit	$18.4	$16.4
Margin	17.0%	16.3%

sales increased reflecting substantial improvements in North American and European compressor markets and acquisitions made in 2006. However, sales at Quincy Compressor declined modestly from the record levels of a year ago as North American industrial and energy markets softened and demand for new compressors decreased. About 6 percentage points of the increase in the segment’s sales came from favorable foreign exchange rates and acquisitions.
The segment’s profits grew by 12% compared to the second quarter of 2006. Profit margins increased to 17.0%. GGB benefited from improvements in its European markets, greater efficiencies, better pricing and a stronger euro. FCP also benefited from increased volumes as well as from contributions from acquisitions completed in 2006. At Quincy Compressor, however, profits declined, primarily due to lower volumes.
Engine Products and Services

Sales in the Engine Products and Services segment improved by 54% compared to the second quarter of 2006. Engine shipments and increased parts and service sales led to the improvement. In the second quarter of 2007, Fairbanks Morse shipped three new engines while it shipped no new engines in the second quarter of 2006. The segment’s profits improved by more than three times over the second quarter of 2006 and margins more than

($ Millions)
Quarter Ended	6/30/07	6/30/06

Sales	$28.2	$18.3
Profit	$3.4	$1.1
Margin	12.1%	6.0%

doubled reflecting benefits from cost reductions, better pricing and the increase in aftermarket activity, which generally carries better margins.
Cash Flows
EnPro completed the first half of 2007 with a cash balance of $177.8 million, a $16.8 million increase from December 31, 2006. Operating activities provided cash of $44.1 million in the first half of 2007, compared to $16.6 million in 2006, and benefited from lower working capital requirements and lower net-asbestos related payments. Working capital levels increased by only $12.1 million in the first half of 2007 compared to an increase of $33.2 million in the first half of 2006. Net asbestos-related cash outflows benefited from increased insurance collections in 2007 and declined to $3.2 million from $23.5 million in 2006.
Capital expenditures were $19.2 million in the first half of 2007 compared to $15.9 million in the first half of 2006. The increase this year is primarily the result of higher spending on the modernization of Garlock’s Palmyra facility. Acquisitions used about $12.5 million of cash in the first half of the year compared to $11.6 million in the first half of 2006.
Asbestos Expenses, Claims and Insurance
Asbestos-related expenses declined to $13.1 million in the second quarter of 2007, a 37% drop from the second quarter of 2006. The expenses consisted of $6.7 million in payments for legal fees and expenses and a non-cash charge of $6.4 million, primarily to update management’s 10-year estimate of the asbestos liability of its subsidiaries. For the first half of 2007, asbestos-related expenses of $26.0 million were about the same as the first half of 2006 and consisted of $13.8 million in legal fees and expenses and a non-cash charge of $12.2 million, primarily to update the estimated liability.
The number of new asbestos claims filed against EnPro’s Garlock subsidiary declined to 3,100, a 26% drop from the first half of 2006. New claims continue to be filed at the lowest levels in 20 years, reflecting tort reform in a number of key states, stricter standards required for filing claims by courts in some jurisdictions and the declining incidence of asbestos-related disease.
Solvent insurance available for the payment of asbestos claims and expenses was $404.8 million at the end of the second quarter of 2007, while the total recorded liability for current and future asbestos claims was $527.4 million. The recorded liability does not include an estimate of the legal fees and expenses the company expects to incur in association with future claims. These fees and expenses are recorded as they are incurred. As noted above, fees and expenses were $6.7 million in the second quarter.

Outlook
“Looking at the second half of 2007, our cash flows will be impacted by higher net outflows for asbestos as insurance collections decline from the levels of the first half of the year and by the recent acquisition of Compressor Products International,” Schaub said. “Sales are likely to reflect seasonal reductions in activity compared to the first half of 2007, but they should be higher than the second half of 2006 because of increased demand, acquisitions in our compressor products business and increased shipments from Fairbanks Morse Engine. The Palmyra modernization and other operational improvements will increase restructuring costs in the second half of the year, but even after those expenses, we expect segment profits to improve over the second half of 2006 and our segment profit margins to remain strong.”
Conference Call Information
EnPro will hold a conference call today, August 3, 2007 at 9:00 a.m. Eastern Time to discuss first quarter earnings. To participate in the call, dial (800) 811-0667 approximately 10 minutes before the call begins. The call will also be webcast at http://www.enproindustries.com.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2006 and the Form 10-Q for the quarter ended March 31, 2007, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2007 and 2006
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Net sales	$254.4	$226.7	$501.7	$455.0
Cost of sales	163.0	149.3	321.8	299.2

Gross profit	91.4	77.4	179.9	155.8

Operating expenses:
Selling, general and administrative expenses	55.2	49.3	110.2	98.2
Asbestos-related expenses	13.1	20.7	26.0	25.6
Other	1.3	0.4	2.3	0.8

Total operating expenses	69.6	70.4	138.5	124.6

Operating income	21.8	7.0	41.4	31.2

Interest expense	(2.0)	(2.0)	(4.0)	(4.0)
Interest income	2.2	1.2	4.1	2.4
Other income	—	0.3	—	0.3

Income before income taxes	22.0	6.5	41.5	29.9

Income tax expense	(8.2)	(2.3)	(15.4)	(10.9)

Net income	$13.8	$4.2	$26.1	$19.0

Basic earnings per share	$0.65	$0.20	$1.23	$0.91

Average common shares outstanding (millions)	21.3	20.9	21.2	20.8

Diluted earnings per share	$0.61	$0.19	$1.17	$0.88

Average common shares outstanding (millions)	22.6	21.7	22.3	21.6

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2007 and 2006
(Stated in Millions of Dollars)

	2007	2006

Operating activities
Net income	$26.1	$19.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14.1	13.0
Amortization	5.1	3.8
Deferred income taxes	0.1	5.6
Stock-based compensation	1.0	2.4
Excess tax benefits from stock-based compensation	(3.0)	(0.8)
Change in assets and liabilities, net of effects of acquisitions of businesses:
Asbestos liabilities, net of receivables	22.8	2.1
Receivables	(17.3)	(16.5)
Inventories	7.0	(13.7)
Accounts payable	2.9	2.4
Other current assets and liabilities	(4.7)	(5.4)
Other non-current assets and liabilities	(10.0)	4.7

Net cash provided by operating activities	44.1	16.6

Investing activities
Purchases of property, plant and equipment	(19.2)	(15.9)
Receipt from (deposits into) restricted cash accounts	(1.1)	5.7
Acquisitions, net of cash acquired	(12.5)	(11.6)
Other	0.3	—

Net cash used in investing activities	(32.5)	(21.8)

Financing activities
Proceeds from issuance of common stock	0.5	0.5
Excess tax benefits from stock-based compensation	3.0	0.8
Other	—	(0.7)

Net cash provided by financing activities	3.5	0.6

Effect of exchange rate changes on cash and cash equivalents	1.7	1.0

Net increase (decrease) in cash and cash equivalents	16.8	(3.6)
Cash and cash equivalents at beginning of year	161.0	109.5

Cash and cash equivalents at end of period	$177.8	$105.9

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4.0	$3.8
Income taxes	$15.3	$5.3
Payments for asbestos-related claims and expenses, net of insurance recoveries	$3.2	$23.5

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)

As of June 30, 2007 and December 31, 2006
(Stated in Millions of Dollars)

	June 30,	December 31,
	2007	2006

Current assets
Cash and cash equivalents (unrestricted)	$177.8	$161.0
Accounts and notes receivable	160.1	138.3
Asbestos insurance receivable	66.0	71.3
Inventories	75.9	79.3
Other current assets	27.1	22.4

Total current assets	506.9	472.3

Property, plant and equipment	173.4	166.3
Goodwill	171.1	161.6
Other intangible assets	67.9	70.1
Asbestos insurance receivable	338.8	396.7
Deferred income taxes	101.7	80.2
Other assets	59.7	59.4

Total assets	$1,419.5	$1,406.6

Current liabilities
Current maturities of long-term debt	$0.5	$—
Accounts payable	65.7	62.2
Asbestos liability	87.5	88.8
Other accrued expenses	80.5	74.1

Total current liabilities	234.2	225.1

Long-term debt	185.2	185.7
Retained liabilities of previously owned businesses	28.0	27.7
Environmental liabilities	22.8	25.1
Asbestos liability	439.9	479.1
Other liabilities	67.9	60.0

Total liabilities	978.0	1,002.7

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	423.4	418.9
Accumulated deficit	(14.8)	(41.0)
Accumulated other comprehensive income	34.2	27.3
Common stock held in treasury, at cost	(1.5)	(1.5)

Total shareholders’ equity	441.5	403.9

Total liabilities and shareholders’ equity	$1,419.5	$1,406.6

EnPro Industries, Inc.
Segment Information (Unaudited)

For the Quarters and Six Months Ended June 30, 2007 and 2006
(Stated in Millions of Dollars)
Sales

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Sealing Products	$118.3	$108.3	$233.9	$216.3
Engineered Products	108.3	100.4	214.6	197.7
Engine Products and Services	28.2	18.3	53.8	41.6

	254.8	227.0	502.3	455.6
Less intersegment sales	(0.4)	(0.3)	(0.6)	(0.6)

	$254.4	$226.7	$501.7	$455.0

Segment Profit

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Sealing Products	$22.1	$18.5	$43.5	$39.6
Engineered Products	18.4	16.4	37.2	33.0
Engine Products and Services	3.4	1.1	5.4	1.7

	$43.9	$36.0	$86.1	$74.3

Segment Profit Margin

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Sealing Products	18.7%	17.1%	18.6%	18.3%
Engineered Products	17.0%	16.3%	17.3%	16.7%
Engine Products and Services	12.1%	6.0%	10.0%	4.1%

	17.3%	15.9%	17.2%	16.3%

Reconciliation of Segment Profit to Net Income

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Segment profit	$43.9	$36.0	$86.1	$74.3
Corporate expenses	(8.2)	(7.1)	(17.0)	(15.2)
Asbestos-related expenses	(13.1)	(20.7)	(26.0)	(25.6)
Interest income (expense), net	0.2	(0.8)	0.1	(1.6)
Other expenses, net	(0.8)	(0.9)	(1.7)	(2.0)

Income before income taxes	22.0	6.5	41.5	29.9
Income tax expense	(8.2)	(2.3)	(15.4)	(10.9)

Net income	$13.8	$4.2	$26.1	$19.0

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and
Other Selected Items to Net Income (Unaudited)

For the Quarters and Six Months Ended June 30, 2007 and 2006
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended June 30,
	2007		2006
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$22.8	$1.01	$17.2	$0.79

Adjustments (net of tax):

Asbestos-related expenses	(8.2)	(0.36)	(12.9)	(0.59)

Restructuring and other costs	(0.8)	(0.04)	(0.1)	(0.01)

Impact — increase (decrease)	(9.0)	(0.40)	(13.0)	(0.60)

Net income (loss)	$13.8	$0.61	$4.2	$0.19

	Six Months Ended June 30,
	2007		2006
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$43.8	$1.97	$35.3	$1.64

Adjustments (net of tax):

Asbestos-related expenses	(16.2)	(0.73)	(16.0)	(0.74)

Restructuring and other costs	(1.5)	(0.07)	(0.3)	(0.02)

Impact	(17.7)	(0.80)	(16.3)	(0.76)

Net income	$26.1	$1.17	$19.0	$0.88

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses or the sporadic impact of restructuring activities. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The pre-tax amounts for each of the items are separately presented in the accompanying consolidated statements. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.